MASTER SILICON CARBIDE INDUSTRIES, INC.
PRO FORMA COMBINED BALANCE SHEET
June 30, 2008
(Unaudited)

	Historical		Pro Forma

	Master silicon carbide	Yili China	Adjustments	Combined

ASSETS

CURRENT ASSETS:
Cash	$46,080	$5,863	$-	$51,943
Accounts receivable	-	1,202	-	1,202
Inventories	-	310,400	-	310,400
Advances to stockholder	-		-	-
Advance on purchases	-			-
Prepayments and other current assets	-	177,990	-	177,990

Total Current Assets	46,080	495,455	-	541,535

PROPERTY AND EQUIPMENT, net	-	793,785	-	793,785

INTANGIBLE ASSET, net	-	858	-	858

Total Assets	$46,080	$1,290,098	$-	$1,336,178

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable		$795,563		$795,563
Advances from stockholder		267,633	-	267,633
Customer deposits	-	260,124		260,124
Taxes payable	-	58,572	-	58,572
Accrued expenses and other current liabilities	8,271	86,207	-	94,478

Total Current Liabilities	8,271	1,468,099	-	1,476,370

STOCKHOLDERS' EQUITY:
Preferred stock at $0.001 par value, 10,000,000 shares authorized,
None issued and outstanding				-
Common stock at $0.001 par value, 100,000,000 shares authorized,
8,250,000 shares issued and outstanding - Pro Forma	10,006	475,339		485,345
Additional paid-in capital	367,990	62,545		430,535
Deferred compensation	(124,500)	-		(124,500)
Retained earnings (accumulated deficit)	(215,687)	(708,783)		(924,470)
Accumulated other comprehensive income:
Foreign currency translation gain	-	(7,102)	-	(7,102)

Total Stockholders' Equity	37,809	(178,001)	-	(140,192)

Total Liabilities and Stockholders' Equity	$46,080	$1,290,098	$-	$1,336,178

MASTER SILICON CARBIDE INDUSTRIES, INC.
PRO FORMA STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Fiscal Year Ended June 30, 2008
(Unaudited)

	Historical		Pro Forma
	Master silicon carbide	Yili China	Adjustments	Combined

NET REVENUES	$-	$1,151,624	$-	$1,151,624

COST OF SALES	-	1,135,011	-	1,135,011

GROSS PROFIT	-	16,613	-	16,613

OPERATING EXPENSES:
Selling expenses	-	159	-	159
Research and development		11,752		11,752
General and administrative	200,398	84,493	-	284,891

Total Operating Expenses	200,398	96,404	-	296,802

LOSS FROM OPERATIONS	(200,398)	(79,791)	-	(280,189)

OTHER (INCOME) EXPENSE:
Interest income	-	(105)	-	(105)
Interest expense	-	102	-	102
Other (income) expense	(643)	1,411	-	768

Total Other Income, net	(643)	1,408	-	765

LOSS BEFORE INCOME TAXES	(199,755)	(81,199)	-	(280,954)

INCOME TAXES	-		-	-

NET LOSS	(199,755)	(81,199)	-	(280,954)

OTHER COMPREHENSIVE LOSS:
Foreign currency translation loss	-	(14,015)	-	(14,015)

COMPREHENSIVE LOSS	$(199,755)	$(95,214)	$-	$(294,969)

INCOME (LOSS) PER COMMON SHARE - BASIC:
Net income (loss)	$(0.03)			$(0.04)

Weighted average number of common shares outstanding
- basic and diluted	6,914,400			6,914,400